Exhibit 99.1

RAINMAKER SYSTEMS SIGNS AGREEMENT TO ACQUIRE VIEWCENTRAL, INC.

Campbell, Calif., September 6, 2006 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading outsource provider of sales and marketing services, today announced it has entered into a purchase agreement to acquire the assets of privately held ViewCentral, Inc. of Mountain View, Calif., a leading provider of enterprise training and marketing program management solutions that generated approximately $3.8 million in revenue in 2005. The all-stock transaction is valued at approximately $4.3 million. The transaction is anticipated to close by the end of September 2006, subject to certain closing conditions.

ViewCentral provides event management solutions (www.viewcentral.com) for marketing and training departments, including training sales and management applications, and webinar and in-person seminar applications. Companies use these on-demand solutions to help them increase attendance to lead generation and education events, improve customer retention and growth, and generate more training revenue from their installed base of customers. The acquisition will enhance Rainmaker’s Revenue Delivery Platform (www.rmkr.com) with modules for Marketing and Training Event Management, as indicated below.

The ViewCentral Marketing Suite Manages:

•	In-Person seminars or road shows

•	Live webinars

•	Recorded webinars

•	Podcasts

•	Related content (PDFs, white papers, case studies, and more)

The ViewCentral Training Suite Manages:

•	In-Person classes

•	Private onsite classes

•	Virtual instructor-led training

•	Recorded training sessions

•	Self-paced eLearning

“The acquisition of ViewCentral brings together more world-class technology and talented employees to build out our Revenue Delivery Platform, combining ViewCentral’s proven marketing and training solutions with our service sales and lead generation services. ViewCentral’s high level of customer renewals and recurring revenue will be a strong complement to our business. ViewCentral is profitable and has gross margins in excess of 80%,” said Michael Silton, CEO of Rainmaker Systems. “In addition, they have an extensive customer base of more than 60 clients under annual contracts across a broad range of industries with very little overlap with Rainmaker’s customers, creating significant opportunity for cross selling of their training solutions into our installed base and our services to their clients.”

ViewCentral clients include some of the best known companies in financial services and technology, including ABN AMRO, BEA Systems, Hyperion, Invensys Systems, Kemper Insurance, McAfee, McKesson, SSA Global, Synopsys, WebMethods and Xerox.

Under the terms of the agreement, Rainmaker will purchase substantially all of the assets of ViewCentral for $4.3 million in Rainmaker common stock. The shareholders of ViewCentral have agreed to a lockup of their shares, with 50% available for sale six months after the closing, and the remaining shares to be released one year from closing of the acquisition. Also, approximately 20% of the purchase consideration will be held in escrow for 12 months, subject to post-closing adjustments, if any.

Rainmaker expects acquisition related costs and amortization to be approximately $300,000 for the remainder of 2006, with ViewCentral expected to provide a positive contribution to margins in 2007.

The acquisition of ViewCentral will be Rainmaker’s fourth acquisition in the last two years, following the very successful acquisitions of Sunset Direct, Launch Project and Metrics Corporation. ViewCentral’s employees will be integrated into Rainmaker’s organization and become employees of Rainmaker.

About Rainmaker Systems

Rainmaker Systems, Inc. is a leading provider of business-to-business sales and marketing services. Through the use of proprietary technology and enhanced data analytics, our solutions leverage integrated multi-channel communications to accelerate the sales process and achieve higher revenue for our clients. Our core services include complete lead qualification and management, new product sales, channel enablement, subscription renewals, and service contract sales.

For more information, visit www.rmkr.com

NOTE: Rainmaker Systems, and the Rainmaker logo, are registered with the U.S. Patent and Trademark office. All other service marks or trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

CONTACTS:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, LLC
(408) 626-2439	(818) 556-3700
steve.valenzuela@rmkr.com	ir@mkr-group.com